NEWS RELEASE FOR IMMEDIATE RELEASE

Agrium adopts advance notice by-law

December 12, 2013

CALGARY, Alberta – Agrium Inc. (TSX and NYSE: AGU) (“Agrium” or the “Corporation”) today announced the adoption by its Board of Directors of By-law No. 2 of the Corporation (the “Advance Notice By-law”), a by-law establishing a framework for advance notice of nominations of directors by shareholders of Agrium. Among other things, the Advance Notice By-law fixes a deadline by which shareholders must submit a notice of director nominations to Agrium prior to any annual or special meeting of shareholders where directors are to be elected and sets forth the information that a shareholder must include in the notice for it to be valid.

The Advance Notice By-law is similar to the advance notice by-laws adopted by many other Canadian public companies. Specifically, the Advance Notice By-law requires advance notice to the Corporation in circumstances where nominations of persons for election as a director of Agrium are made by shareholders other than pursuant to (i) a requisition of a meeting made pursuant to the provisions of the Canada Business Corporations Act (the “CBCA”) or (ii) a shareholder proposal made in accordance with the provisions of the CBCA.

In the case of an annual meeting of shareholders, notice to the Corporation must be given not less than 30 nor more than 65 days prior to the date of the annual meeting. In the event that the annual meeting is to be held on a date that is less than 50 days after the date on which the first public announcement of the date of the annual meeting was made, notice may be given not later than the close of business on the 10th day following the notice date.

In the case of a special meeting of shareholders (which is not also an annual meeting), notice to the Corporation must be given not later than the close of business on the 15th day following the day on which the first public announcement of the date of the meeting was made.

The Board of Directors of Agrium has also adopted certain amendments to the Corporation’s existing general By-law No. 1 (the “By-law Amendments”), which are intended to ensure that By-Law No. 1 remains consistent with evolving corporate governance practices and the published guidelines of major proxy advisory firms. The By-law Amendments increase the quorum requirements for Agrium director and shareholder meetings to a majority of the directors and two or more persons holding or representing at least 25 percent of the eligible vote, respectively, and remove the casting vote previously granted to the chairman of directors’ and shareholders’ meetings.

The Advance Notice By-law and the By-law Amendments are effective immediately. Shareholders of Agrium will be asked to ratify and confirm the Advance Notice By-law and the By-law Amendments at the next meeting of shareholders, as required by the CBCA. The full text of the Advance Notice By-law and By-law No. 1, as amended by the By-law Amendments, have been filed under Agrium’s profile at www.sedar.com, and posted on Agrium’s website at www.agrium.com.

About Agrium

Agrium Inc. is a major Retail supplier of agricultural products and services in North America, South America and Australia and a leading global Wholesale producer and marketer of all three major agricultural nutrients and the premier supplier of specialty fertilizers in North America through our Advanced Technologies business unit. Agrium’s strategy is to provide the crop inputs and services needed to feed a growing world. We focus on maximizing shareholder returns by driving continuous improvements to our base businesses, pursuing value-added growth opportunities across the crop input value chain and returning capital to shareholders.

Forward-Looking Statements

Certain statements and other information included in this press release constitute “forward-looking information” within the meaning of applicable Canadian securities legislation or constitute “forward-looking statements” within the meaning of applicable U.S. securities legislation (together, “forward-looking statements”). All statements in this press release, other than those relating to historical information or current conditions, are forward-looking statements, including, but not limited to, management’s intention to present the Advance Notice By-law and the By-law Amendments to the shareholders of Agrium for ratification at the next shareholder meeting of the Corporation. Such forward-looking statements involve known and unknown risks and uncertainties, many of which are beyond our control, as well as various assumptions and business sensitivities, including those risk factors referred to under the heading “Risk Factors” in Agrium’s management’s discussion and analysis for the year ended December 31, 2012, which may cause actual results, performance or achievements of Agrium to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. In particular, the Advance Notice By-law and the By-law Amendments will cease to be effective if they are not presented to the shareholders for ratification at the next shareholder meeting of Agrium or if they are rejected by the shareholders at such meeting. Agrium disclaims any intention or obligation to update or revise any forward-looking statements in this press release as a result of new information or future events, except as may be required under applicable Canadian securities legislation or applicable U.S. federal securities law. These forward-looking statements are based on certain assumptions and analyses made by us in light of our experience and perception of historical trends, current conditions and expected future developments as well as other factors we believe are appropriate in the circumstances. All of the forward-looking statements contained herein are qualified by these cautionary statements and by the assumptions that are stated or inherent in such forward-looking statements. Although we believe these assumptions are reasonable, undue reliance should not be placed on these assumptions and such forward-looking statements.

FOR FURTHER INFORMATION:

Investor/Media Relations:

Richard Downey, Vice President, Investor/Corporate Relations

(403) 225-7357

Todd Coakwell, Director, Investor Relations

(403) 225-7437

Louis Brown, Senior Analyst, Investor Relations

(403) 225-7761

Contact us at: www.agrium.com